Exhibit 99.1

News

Contacts:

Investor Contact: Chip Merritt

610-738-6376

cmerritt@cephalon.com

Media Contact: Robert Grupp

610-738-6402

rgrupp@cephalon.com

For immediate release

Cephalon Completes Acquisition of CIMA LABS INC.

West Chester, PA – August 12, 2004 – Cephalon, Inc. (Nasdaq: CEPH) announced that it has today completed its previously announced acquisition of all of the outstanding shares of CIMA LABS INC.  As a result of the acquisition, CIMA is now a wholly-owned subsidiary of Cephalon.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

Cephalon currently employs approximately 2,200 people in the United States and Europe.  U.S. sites include the company’s headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah, and Eden Prairie, Minnesota. Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and Maisons-Alfort, France.

The company currently markets three proprietary products in the United States:  PROVIGIL® (modafinil) [C-IV], GABITRIL® (tiagabine hydrochloride) and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and more than 20 products internationally.  Full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

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SOURCE:  Cephalon, Inc. • 145 Brandywine Parkway • West Chester, PA  19380-4245 • (610) 344-0200 • Fax (610) 344-0981

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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